Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 of Rover Group, Inc. of our report dated March 29, 2021, except for the effects of the reverse recapitalization discussed in Note 1 to the consolidated financial statements, as to which the date is November 9, 2021, relating to the financial statements of A Place for Rover, Inc., which appears in Rover Group, Inc.’s final prospectus filed pursuant to Rule 424(b) on November 22, 2021 in connection with the Registration Statement on Form S-1 (No. 333-260937). We also consent to the reference to us under the heading “Experts” in this Registration Statement.
/s/ PricewaterhouseCoopers LLP
Seattle, Washington
December 3, 2021